Exhibit 12.1

18305 BISCAYNE BLVD.
SUITE 200
JONATHAN D. LEINWAND, P.A.	AVENTURA, FL 33160
TEL: (954) 903-7856
FAX: (954) 252-4265

E-MAIL: JONATHAN@JDLPA.COM

June 6, 2023

Wearable Health Solutions, Inc.

2901 Pacific Coast Highway, Suite 200

Newport Beach, CA 92663

Ladies and Gentlemen:

We are acting as counsel to Wearable Health Solutions Inc., a Nevada corporation (“Wearable”), for the purpose of rendering an opinion as to the legality of the shares of Wearable’s common stock (the “Shares”), to be offered and distributed by Wearable pursuant to an offering statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Wearable, with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

The offering statement, and pre-qualification amendments, cover the contemplated sale of up to $1,000,000 in Shares of its Common Stock at a price of $0.001 per share.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of incorporation (as amended) and bylaws, the resolutions of the Wearable’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the entirety of the Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid, and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement and to the reference to our firm under the caption “Legal Matters” in the offering circular. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd., Suite 200 • Aventura, FL 33160